SUBSCRIPTION AGREEMENT

            This Subscription Agreement (the "Agreement") is made as of this 22nd day of November 2005, by and between Home Solutions of America, Inc., a Delaware corporation (the "Company"), and the purchaser identified on the signature page to this Agreement (the "Purchaser").

Recitals:

            The Purchaser desires to subscribe for, purchase and acquire from the Company and the Company desires to sell and issue to the Purchaser the amount of units (each a "Unit" and collectively, the "Units"), each unit consisting of (i) one share of common stock, par value $0.001 per share of the Company (the "Common Stock") and (ii) one Common Stock purchase warrant (the "Warrants") each entitling the holder thereof to purchase 0.20 shares of Common Stock at $5.50 per share during the period commencing on the date of issuance until the fifth anniversary of such date, set forth on the signature page of this Agreement, upon the terms and conditions and subject to the provisions hereinafter set forth (such securities comprising the Units shall be referred to as the "Securities" herein).

            NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree as follows:

Agreement:

1.                   Purchase and Sale of the Units.  Subject to the terms and conditions of this Agreement, the Purchaser subscribes for and agrees to purchase and acquire from the Company and the Company agrees to sell and issue to the Purchaser the Units, in the manner set forth in Section 2, at the purchase price set forth on the signature page of this Agreement (the "Purchase Price").

2.                   Terms of Purchase and Sale of the Units.  The closing of the transactions contemplated hereby (the "Closing") shall take place on or before the fifth full business day after the Notice Date (as such term is defined in the Placement Agent Agreement dated as of November 18, 2005 (the "Placement Agent Agreement"), between the Company and Sanders Morris Harris Inc. (the "Placement Agent")), at the offices of Hallett & Perrin, P.C., 2001 Bryan Street, Suite 3900, Dallas, Texas  75201, or at such other time and place as the Company and the Placement Agent may agree upon.  Contemporaneously with the delivery of this Agreement, the Purchaser shall deliver to Sterling Bank (the "Escrow Agent") the Purchase Price by wire transfer of immediately available funds pursuant to wire transfer instructions given to the Purchaser by the Company. At the Closing, the Escrow Agent shall deliver to the Company the Purchase Price by wire transfer of immediately available funds pursuant to wire transfer instructions given to the Escrow Agent by the Company, and the Company shall deliver to the Purchaser certificates, registered in the name of the Purchaser, representing the Units. Notwithstanding the foregoing, the obligations of the Company and the Purchaser hereunder are subject to the Company's receipt of aggregate subscriptions for a minimum of 4,850,000 Units on or prior to November 30, 2005 (or such later closing date as may be agreed by the Company and the Placement Agent), which date may be extended by the Company and the Placement Agent pursuant to the terms of the Placement Agent Agreement (the "Closing Date").

3.                   Representations and Warranties of the Company.  In order to induce the Purchaser to enter into this Agreement, the Company represents and warrants to the Purchaser the following:

(a)                Authority.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite right, power, and authority to execute, deliver and perform this Agreement.

(b)                Subsidiaries.  The Company has no direct or indirect subsidiaries other than those set forth in set forth in the Exchange Act Documents (as defined in Section 3(f) below) (the "Subsidiaries").  Except as disclosed in the Exchange Act Documents, the Company owns, directly or indirectly, all of the capital stock of each Subsidiary free and clear of any and all liens, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

(c)                Enforceability.  The execution, delivery, and performance of this Agreement by the Company have been duly authorized by all requisite corporate action.  This Agreement has been duly executed and delivered by the Company, and, upon its execution by the Purchaser, shall constitute the legal, valid, and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that its enforceability is limited by bankruptcy, insolvency, reorganization, or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

(d)                No Violations.  The execution, delivery, and performance of this Agreement by the Company does not, and will not, violate or conflict with any provision of the Company's certificate of incorporation or by-laws and does not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under (except such consents as have been obtained as of the date hereof), or result in the creation of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any material instrument or agreement to which the Company is a party or by which the Company or its properties are bound, except such consents as have been obtained as of the date hereof.

(e)                Capitalization.  The authorized capital stock of the Company consists of: (i) 50,000,000 shares of Common Stock, of which 29,215,147 were issued and outstanding as of November 18, 2005; (ii) 80 shares of Series A Preferred Stock, $0.001 par value per share, none of which shares were issued and outstanding as of November 18, 2005; and (iii) 40 shares of Series B Preferred Stock, $0.001 par value per share, none of which were issued and outstanding as of November 18, 2005.  As of November 18, 2005, the Company has outstanding options and warrants to purchase 6,375,733 shares of Common Stock.  Upon issuance in accordance with the terms of this Agreement against payment of the Purchase Price therefor, the Shares will be duly and validly issued, fully paid, and nonassessable and free and clear of all liens imposed by or through the Company, and, assuming the accuracy of the representations and warranties of the Purchaser and all other purchasers of shares of Common Stock in the offering contemplated by the Placement Agent Agreement, will be issued in accordance with a valid exemption from the registration or qualification provisions of the Securities Act of 1933, as amended (the "Securities Act"), and any applicable state securities laws (the "State Acts")  A sufficient number of shares of Common Stock have been reserved by the Company to accommodate the exercise of the Warrants in full in accordance with their terms.  The Shares of Common Stock issuable upon the exercise of the Warrants (the "Warrant Shares") have been duly authorized, and upon issuance of the Warrant Shares upon proper exercise of the Warrants, in accordance with the terms thereof, the Warrant Shares will be validly issued, fully paid, and non-assessable.

(f)         Exchange Act Filing.  During the 12 calendar months immediately preceding the date of this Agreement, all reports and statements required to be filed by the Company with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, have been timely filed after giving effect to the extension provided by Exchange Act Rule 12b-25, if applicable.  Such filings, together with all documents incorporated by reference therein, are referred to as "Exchange Act Documents." Each Exchange Act Document, as amended, conformed in all material respects to the requirements of the Exchange Act and the rules and regulations thereunder, and no Exchange Act Document, as amended, at the time each such document was filed, included any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (g)        Company Financial Statements.  The audited financial statements, together with the related notes of the Company, at December 31, 2004, and for the year then ended, included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, and the unaudited financial statements of the Company at September 30, 2005 and for the nine months then ended (collectively, the "Company Financial Statements") included in the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005, respectively, fairly present in all material respects, on the basis stated therein and on the date thereof, the financial position of the Company at the respective dates therein specified and its results of operations and cash flows for the periods then ended (provided that the unaudited financial statements are subject to normal year-end audit adjustments and lack footnotes and other presentation items).  Such statements and related notes have been prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis except as expressly noted therein.

            (h)        No Material Liabilities.   Except for liabilities or obligations not individually in excess of $100,000, or liabilities or obligations as set forth in the Exchange Act Documents, since December 31, 2004, the Company has not incurred any material liabilities or obligations, direct or contingent, except in the ordinary course of business and except for liabilities or obligations reflected or reserved against on the Company's balance sheet as of December 31, 2004, and there has not been any change, or to the knowledge of the Company, development or effect (individually or in the aggregate) that is or is reasonably likely to be, materially adverse to the condition (financial or otherwise), business, prospects, or results of operations of the Company and the Subsidiaries considered as a whole (a "Material Adverse Effect") or any change in the capital or material increase in the long-term debt of the Company or any Subsidiary, nor has the Company declared, paid, or made any dividend or distribution of any kind on its capital stock.

            (i)         No Disputes Against Company.  There is no material pending or, to the knowledge of the Company, threatened (i) action, suit, claim, proceeding, or investigation against the Company, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding against the Company, (iii) governmental inquiry against the Company, or (iv) any action or suit by or on behalf of the Company pending or threatened against others.

                        (j)         Approvals.  (i) The execution, delivery, and performance by the Company of this Agreement and the Registration Rights Agreement (as hereinafter defined) and (ii) the offer and sale of the Units require no consent of, action by or in respect of, or filing with, any person, governmental body, agency, or official other than those consents that have been obtained and filings that have been or will be made pursuant to the Securities Act and any State Act, which the Company undertakes to file within the applicable time period.

                       (k)        Compliance.  Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement, or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator, or governmental body, or (iii) is or has been in violation of any statute, rule, or regulation of any governmental authority, including without limitation all foreign, federal, state, and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. The Company is in compliance with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, except where such noncompliance could not have or reasonably be expected to result in a Material Adverse Effect.

                        (l)         Patents and Trademarks.  The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses, and other similar rights that are necessary or material for use in connection with their respective businesses as described in the Exchange Act Documents and the Confidential Private Placement Memorandum dated November 18, 2005 (the "PPM") and which the failure to so have could, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (collectively, the "Intellectual Property Rights").  Neither the Company nor any Subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any person that could, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.  To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another person of any of the Intellectual Property Rights, except where such infringement could not have or reasonably be expected to result in a Material Adverse Effect.

                        (m)       Transactions With Affiliates and Employees.  Except as set forth in the Exchange Act Documents, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any material transaction with the Company or any Subsidiary (other than for services as employees, officers, and directors), including any contract, agreement, or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director, or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, or partner.

                        (n)        Internal Accounting Controls.  The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company has established disclosure controls and procedures (as defined in Exchange Act rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company's Form 10-KSB or 10-QSB, as the case may be, is being prepared.  The Company's certifying officers have evaluated the effectiveness of the Company's controls and procedures as of the end of most recently ended fiscal quarter for which a report on Form 10-QSB has been filed (such date, the "Evaluation Date").  The Company presented in its most recently filed Form 10-KSB or Form 10-QSB the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, except for ongoing changes relating to integration of the business acquired from Florida Environmental Remediation Services, Inc., there have been no significant changes in the Company's internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Company's knowledge, in other factors that could significantly affect the Company's internal controls.

                        (o)        Solvency.  Based on the financial condition of the Company as of the Closing Date (and assuming that the Closing shall have occurred), (i) the Company's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company's existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

                        (p)        Certain Fees.  Except as may be due to the Placement Agent from the Company, no brokerage or finder's fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank, or other person with respect to the transactions contemplated by this Agreement.  The Purchaser shall have no obligation with respect to any Placement Agent fees or with respect to any claims (other than such fees or commissions owed by a Purchaser pursuant to written agreements executed by the Purchaser which fees or commissions shall be the sole responsibility of such Purchaser) made by or on behalf of other persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

                        (q)        Certain Registration Matters. Assuming the accuracy of the Purchaser's representations and warranties set forth in Section 4, no registration under the Securities Act is required for the offer and sale of the Units by the Company to the Purchaser hereunder.

                        (r)        Listing and Maintenance Requirements.  Except as specified in the Exchange Act Documents, the Company has not, in the two years preceding the date hereof, received notice from any stock exchange or automated dealer quotation system to the effect that the Company is not in compliance with the listing or maintenance requirements thereof.  The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Common Stock on the American Stock Exchange.

                        (s)        Investment Company.  The Company is not, and is not an "affiliate" of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                        (t)         No Additional Agreements.  The Company does not have any agreement or understanding with any Purchaser with respect to the transactions contemplated by this Agreement and the Registration Rights Agreement on terms that differ from those set forth in this Agreement and the Registration Rights Agreement.

                        (u)        Disclosure.  The Company confirms that neither it nor any person acting on its behalf has provided the Purchaser or its agents or counsel with any information that the Company believes would constitute material, non-public information following the announcement of the Closing and the transactions contemplated thereby.  The parties mutually agree not to disclose the existence and terms of the transactions contemplated by this Agreement until the Company files a current report on Form 8-K as provided in Section 9.  The Company understands and confirms that the Purchaser will rely on the foregoing representations and covenants in effecting transactions in securities of the Company.  All disclosure provided to the Purchaser regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company (including the disclosure in the PPM and the Company's representations and warranties set forth in this Agreement) are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.                   Representations and Warranties of the Purchaser.  In order to induce the Company to enter into this Agreement, the Purchaser represents and warrants to the Company the following:

(a)          Authority.  If a corporation, partnership, limited partnership, limited liability company, or other form of entity, the Purchaser is duly organized or formed, as the case may be, validly existing, and in good standing under the laws of its jurisdiction of organization or formation, as the case may be. The Purchaser has all requisite individual or entity right, power, and authority to execute, deliver, and perform this Agreement.

(b)         Enforceability. The execution, delivery, and performance of this Agreement by the Purchaser have been duly authorized by all requisite partnership or corporate action, as the case may be.   This Agreement has been duly executed and delivered by the Purchaser, and, upon its execution by the Company, shall constitute the legal, valid, and binding obligation of the Purchaser, enforceable in accordance with its terms, except to the extent that its enforceability is limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

(c)         No Violations.  The execution, delivery, and performance of this Agreement by the Purchaser do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to, any material instrument or agreement to which the Purchaser is a party or by which the Purchaser or its properties may be bound or affected, and, do not or will not violate or conflict with any provision of the articles of incorporation or bylaws, partnership agreement, operating agreement, trust agreement, or similar organizational or governing document of the Purchaser, as applicable.

(d)         Knowledge of Investment and its Risks.  The Purchaser has knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Purchaser's investment in the Units.  The Purchaser understands that an investment in the Company represents a high degree of risk and there is no assurance that the Company's business or operations will be successful.  The Purchaser has considered carefully the risks attendant to an investment in the Company, and that, as a consequence of such risks, the Purchaser could lose Purchaser's entire investment in the Company.

(e)          Own Account, Non-distribution, etc.  The Purchaser hereby represents and warrants that (i) the Units are being acquired for the Purchaser's own account, and not as a nominee or agent and not with a view to the resale or distribution of all or any part of the Units, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing any of the Units within the meaning of the Securities Act, (ii) the Units are being acquired in the ordinary course of the Purchaser's business, and (iii) the Purchaser does not have any contracts, understandings, agreements, or arrangements, directly or indirectly, with any person and/or entity to distribute, sell, transfer, or grant participations to such person and/or entity with respect to, any of the Units.  The Purchaser is not purchasing the Units as a result of any advertisement, article, notice or other communication regarding the Units published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f)           Purchaser Status.  The Purchaser is an "Accredited Purchaser" as that term is defined by Rule 501 of Regulation D promulgated under the Securities Act and the information provided by the Purchaser in the Investor Questionnaire, a copy of which is attached hereto as Exhibit A, is truthful, accurate, and complete.  The Purchaser is not registered as a broker-dealer under Section 15 of the Exchange Act.

(g)          Disclosure.  The Purchaser has reviewed information provided by the Company in connection with the decision to purchase the Units, consisting of the Company's publicly available filings with the SEC and the information contained therein.  The Company has provided the Purchaser with all the information that the Purchaser has requested in connection with the decision to purchase the Units.  The Purchaser further represents that the Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects, and financial condition of the Company. All such questions have been answered to the full satisfaction of the Purchaser. Neither such inquiries nor any other investigation conducted by or on behalf of the Purchaser or its representatives or counsel shall modify, amend, or affect the Purchaser's right to rely on the truth, accuracy, and completeness of the disclosure materials and the Company's representations and warranties contained herein.

(h)           No Registration.  The Purchaser understands that Purchaser may be required to bear the economic risk of Purchaser's investment in the Company for an indefinite period of time.  The Purchaser further understands that (i) neither the offering nor the sale of the Units or the Securities has been registered under the Securities Act or any applicable State Acts in reliance upon exemptions from the registration requirements of such laws, (ii) the Units and the Securities must be held by he, she or it indefinitely unless the sale or transfer thereof is subsequently registered under the Securities Act and any applicable State Acts, or an exemption from such registration requirements is available, (iii) except as set forth in the Registration Rights Agreement between the Company and the Purchaser, the Company is under no obligation to register any of the Units on the Purchaser's behalf or to assist the Purchaser in complying with any exemption from registration, and (iv) the Company will rely upon the representations and warranties made by the Purchaser in this Subscription Agreement in order to establish such exemptions from the registration requirements of the Securities Act and any applicable State Acts.

(i)            Transfer Restrictions.  The Purchaser will not transfer any of the Units unless such transfer is registered or exempt from registration under the Securities Act and such State Acts, and, if requested by the Company in the case of an exempt transaction, the Purchaser has furnished an opinion of counsel reasonably satisfactory to the Company that such transfer is so exempt.  The Purchaser understands and agrees that (i) the certificates evidencing the Units will bear appropriate legends indicating such transfer restrictions placed upon the Units, (ii) the Company shall have no obligation to honor transfers of any of the Units in violation of such transfer restrictions, and (iii) the Company shall be entitled to instruct any transfer agent or agents for the securities of the Company to refuse to honor such transfers.

(j)           Principal Address.  The Purchaser's principal residence, if an individual, or principal executive office, if an entity, is set forth on the signature page of this Subscription Agreement.

5.                   Independent Nature of Purchaser's Obligations and Rights.  The obligations of the Purchaser under this Agreement, the Registration Rights Agreement, and any other documents delivered in connection herewith and therewith (collectively, the "Transaction Documents") are several and not joint with the obligations of any other purchaser of Units, and the Purchaser shall not be responsible in any way for the performance of the obligations of any other purchaser of Units under any Transaction Document.  The decision of the Purchaser to purchase Units pursuant to the Transaction Documents has been made by the Purchaser independently of any other purchaser of Units.  Nothing contained herein or in any Transaction Document, and no action taken by any purchaser of Units pursuant thereto, shall be deemed to constitute such purchasers as a partnership, an association, a joint venture, or any other kind of entity, or create a presumption that the purchasers of Units are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Document.  The Purchaser acknowledges that no other purchaser of Units has acted as agent for the Purchaser in connection with making its investment hereunder and that no other purchaser of Units will be acting as agent of the Purchaser in connection with monitoring its investment in the Units or enforcing its rights under the Transaction Documents.  The Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other purchaser of Units to be joined as an additional party in any proceeding for such purpose.

6.                   Prospectus Delivery Requirement.  The Purchaser hereby covenants with the Company not to make any sale of the Units or the Securities without complying with the provisions hereof and of the Registration Rights Agreement, and without effectively causing the prospectus delivery requirement under the Securities Act to be satisfied (unless the Purchaser is selling such Units or Securities in a transaction not subject to the prospectus delivery requirement).

7.                   Stockholder Approval.  The Company represents and warrants to the Purchaser that the vote of the Company's Stockholders will not be required to approve the issuance of the Units.

8.                   Indemnification of Purchaser.  In addition to the indemnity provided in the Registration Rights Agreement, the Company will indemnify and hold the Purchaser and its directors, officers, shareholders, members, managers, partners, employees and agents (each, a "Purchaser Party") harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs, and reasonable attorneys' fees and costs of investigation (collectively, "Losses") that any such Purchaser Party may suffer or incur as a result of or relating to any misrepresentation, breach, or inaccuracy of any representation, warranty, covenant, or agreement made by the Company in any Transaction Document; provided, however, that the Company shall not be liable for the fees and costs of more than one separate counsel for the Purchaser Parties under this Agreement and under and as defined in other subscription agreements executed in connection with the offering contemplated by the Placement Agent Agreement.

9.                   Form 8-K/Non-Public Information.  No later than the trading day following the Closing Date, the Company shall file a Current Report on Form 8-K disclosing the consummation of the transactions contemplated by this Agreement and attaching copies of the related agreements, and disclosing any and all material non-public information that has been communicated to the Purchaser by or on behalf of the Company in connection with the transactions contemplated by this Agreement.  In addition, the Company shall make such other filings and notices in the manner and time required by the SEC in connection with the consummation of the transactions contemplated by this Agreement.  Subsequent to the Closing, the Company covenants and agrees that neither it nor any other person acting on its behalf will provide Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.

10.                Further Assurances.  The parties hereto will, upon reasonable request, execute and deliver all such further assignments, endorsements and other documents as may be necessary in order to perfect the purchase by the Purchaser of the Units.

11.                Entire Agreement; No Oral Modification.  This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto and may not be amended or modified except in a writing signed by both of the parties hereto.

12.                Binding Effect; Benefits.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns; however, nothing in this Agreement, expressed or implied, is intended to confer on any other person other than the parties hereto, or their respective heirs, successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

13.                Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

14.                Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the United States of America, both substantive and remedial. Any judicial proceeding brought against either of the parties to this agreement or any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the State of New York, New York County, or the State of Texas, Harris County, or in the United States District Court for the Southern District of New York or the Southern District of Texas and, by its execution and delivery of this agreement, each party to this Agreement accepts the jurisdiction of such courts.

15.                Prevailing Parties.  In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party shall be entitled to receive and the nonprevailing party shall pay upon demand reasonable attorneys' fees in addition to any other remedy.

16.                Notices. All communication hereunder shall be in writing and, if sent to you shall be mailed, delivered, telegraphed or sent by facsimile or electronic mail, and confirmed to a Purchaser at the address set forth on the signature page of this Agreement, or if sent to the Company, shall be mailed, delivered, telegraphed or sent by facsimile or electronic mail and confirmed to the Company at 1500 Dragon, Suite B, Dallas, Texas 75207, Attention: Rick J. O'Brien, Chief Financial Officer, Facsimile:  (214) 333-9435, e-mail: Rick@HomCorp.com, with a copy to Melissa H. Youngblood, Esq. at Hallett & Perrin, P.C., 2001 Bryan Street, Suite 3900, Dallas, Texas  75201, Facsimile:  (214) 922-4142, e-mail: myoungblood@hallettperrin.com.

17.                 Headings.  The section headings herein are included for convenience only and are not to be deemed a part of this Agreement.

[Signature on following page]

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HOME SOLUTIONS OF AMERICA, INC.

By:
Name:
Its:

[Counterpart Signature Pages Attached]

Counterpart Signature Page to Subscription Agreement

INVESTOR

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                                                                        By:  ________________________________

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                                                                                         Print Name and Title

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                                                                        Principal Residence or Executive Office

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                                                                                    IRS Tax Identification No.

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                                                                                         Telephone Number

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                                                                                              E-mail Address

_____________	X	$5.50	=	$_______________
Number of Units		Price per Unit		Purchase Price

Exhibit A

[Copy of Investor Questionnaire]